Exhibit 10.33

LEASE EXTENSION AND MODIFICATION AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF OCTOBER 5, 2020

BETWEEN

REDSTONE ENTERPRISES LTD.

(“Landlord”)

AND

XENON PHARMACEUTICALS INC.

(“Tenant”)

WHEREAS:

A.

By a Lease dated in 2001 (the “Original Lease”) between Discovery Parks Incorporated  (the “Original Landlord”) and Xenon Genetics Inc. (the “Original Tenant”), the Original Landlord demised unto the Original Tenant, for and during a period of Ten (10) years expiring on April 14, 2011 (the “Original Term”), certain space located at 3650 Gilmore Way, Burnaby, British Columbia (the “Original Premises”), comprising approximately 56,776 square feet of rentable area; more or less, as more particularly described in the Original Lease;

B.	Concert Real Estate Corporation (the “Second Landlord”) was the immediate successor in interest to the Original Landlord;
C.	The Tenant is the successor in interest to the Original Tenant;
D.

By a Lease Extension and Modification Agreement dated November 8, 2010 (the “First Modification”) between the Second Landlord and Tenant, the parties agreed to extend the Original Term of the Lease by Four (4) months and Sixteen (16) days, expiring August 31, 2011 (the “First Extended Term”), as more particularly described in the First Modification;

E.

By a Lease Extension and Modification Agreement dated February 7, 2011 (the “Second Modification”) between the Second Landlord and Tenant, the parties agreed to extend the First Extended Term of the Original Lease by an additional Four (4) months, expiring December 31, 2011 (the “Second Extended Term”), as more particularly described in the Second Modification;

F.

By a Lease Extension and Modification Agreement dated June 1, 2011 (the “Third Modification”) between the Second Landlord and the Tenant, the parties agreed to extend the Second Extended Term of the Original Lease by an additional Three (3) months, expiring March 31, 2012 (the “Third Extended Term”), as more particularly described in the Third Modification;

G.

By a letter dated September 30, 2011 (the “Surrender Letter”) the Tenant notified the Second Landlord that the Tenant had exercised its right to surrender a portion of the Original Premises, as more particularly described in the Surrender Letter;

H.

By a Lease Extension and Modification Agreement dated October 27, 2011 (the “Fourth Modification”) between the Second Landlord and the Tenant, the parties agreed to modify the rentable area of the Original Premises to approximately 34,000 square feet, modify the building to include common area for multitenancy, and to extend the Third Extended Term of the Original Lease by Ten (10) years (the “Fourth Extended Term”) expiring on March 31, 2022, as more particularly described in the Fourth Modification;

I.

By a Lease Modification Agreement dated July 18, 2013 (the “Fifth Modification”) between the Second Landlord and the Tenant, the parties agreed to amend the rentable area of the lease to 30,600 square feet, as more particularly described in the Fifth Modification;

J.	The Landlord is the successor in interest to the Second Landlord;
K.

By a Lease Modification Agreement dated July 18, 2014 (the “Sixth Modification”) between the Landlord and the Tenant, the parties agreed to expand the Original Premises to include approximately 3,000 square feet of rentable area designated as Unit 310A, and amend the total rentable area of the lease to 33,600 square feet, as more particularly described in the Sixth Modification;

L.

By a Lease Modification Agreement dated June 26, 2015 (the “Seventh Modification”) between the Landlord and the Tenant, the parties agreed to expand the Original Premises to include approximately 2,737 square feet of rentable area designated as Unit 310B, and amend the total rentable area of the lease to 36,337 square feet, as more particularly described in the Seventh Modification;

M.

By a Lease Modification Agreement dated December 14, 2015 (the “Eighth Modification”) between the Landlord and the Tenant, the parties agreed to expand the Original Premises to include approximately 4,995 square feet of rentable area designated as Unit 310C, and amend the total rentable area of the lease to 41,332 square feet, as more particularly described in the Eighth Modification;

N.	The Original Lease, the Surrender Letter and the First Modification through Eighth Modification, collectively will be referred to herein, as the Lease; and
O.	The Landlord and the Tenant have agreed to expand the Original Premises and extend the Fourth Extended Term of the Lease in the manner set out herein (the “Agreement”).

THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.	For the purposes of this Agreement and unless there is a definition specifically herein contained, any words, terms or phrases that are defined in the Lease shall have the same meaning herein.
2.

Unit 310C Term: The Landlord and Tenant hereby agree to extend the term of the Lease for Unit 310C, commencing April 1, 2021 and expiring coterminously with the remaining Fourth Extended Term, being March 31, 2022 (the “Unit 310C Extended Term”), on and subject to the terms of the Lease, except as amended herein. The Basic Rent for the Unit 310C Extended Term shall be in accordance with the Basic Rent outlined in the last year of the term of the Eighth Modification, being $16.50 per square foot of rentable area per annum. The First Extended Term, the Second Extended Term, the Third Extended Term, the Fourth Extended Term and the Unit 310C Extended Term, collectively will be referred to herein, as the “Term”. For greater certainty, the Term for the Original Premises, consisting of approximately 41,332 square feet of rentable area, shall expire coterminously on March 31, 2022.

3.

Expansion Premises: The Landlord and Tenant hereby agree to expand the Original Premises of the Lease to include approximately  3,888 square feet of rentable area, designated as Unit 110 (the “Unit 110 Premises”) commencing December 1, 2020 and expiring coterminously with the Fourth Extended Term, being March 31, 2022 (the “Unit 110 Premises Term”), and approximately 6,184 square feet of rentable area, designated as Unit 330  (the “Unit 330 Premises”) commencing January 1, 2021 and expiring coterminously with the Fourth Extended Term, being March 31, 2022 (the “Unit 330 Premises Term”), together approximately 10,072 square feet of rentable area, as shown on the attached Schedule “A”,  on and subject to the terms of the Lease, except as amended herein.

4.	Basic Rent: For the remainder of the Term, the Basic Rent payable for the Unit 110 Premises and the Unit 330 Premises will be as follows on the first day of each and every calendar month:

Unit 110 Premises Term (3,888 square feet)	Per Sq. Ft.	Per Annum	Monthly Installments
From December 1, 2020 up to and including March 31, 2022	$ 18.50	$ 71,928.00	$ 5,994.00

Unit 330 Premises Term (6,184 square feet)	Per Sq. Ft.	Per Annum	Monthly Installments
From January 1, 2021 up to and including March 31, 2022	$ 18.50	$ 114,404.00	$ 9,533.67
a.

For greater certainty, the Tenant shall also pay all Additional Rent and any and all other amounts due as required, in accordance with the Lease, throughout the Term for the Unit 110 Premises and the Unit 330 Premises.

5.

Fifth Extended Term: The Landlord and Tenant hereby agree to extend the Term of the Lease for the Original Premises, Unit 110 Premises and Unit 330 Premises (collectively, hereinafter referred to as the “Leased Premises” consisting of 51,404 square feet of rentable area) by Three (3) months commencing on April 1, 2022 and ending on June 30, 2022 (the “Fifth Extended Term”) on and subject to the terms of the Lease, except as amended herein.

6.	Basic Rent: For the Fifth Extended Term, the Basic Rent payable for the Leased Premises will be as follows on the first day of each and every calendar month:

Unit 110 Premises Term (3,888 square feet)	Per Sq. Ft.	Per Annum	Monthly Installments
From April 1, 2022 up to and including June 30, 2022	$ 18.50	$ 71,928.00	$ 5,994.00

Unit 330 Premises Term (6,184 square feet)	Per Sq. Ft.	Per Annum	Monthly Installments
From April 1, 2022 up to and including June 30, 2022	$ 18.50	$ 114,404.00	$ 9,533.67

Original Premises (41,332 square feet)	Per Sq. Ft.	Per Annum	Monthly Installments
From April 1, 2022 up to and including June 30, 2022	$ 21.00	$ 867,972.00	$ 72,331.00

a.

For greater certainty, the Tenant shall also pay all Additional Rent and any and all other amounts due as required, in accordance with the Lease, throughout the Fifth Extended Term for the Leased Premises.

7.

Condition of Premises: Save and except for any of the Landlord's obligations to maintain and repair the Original Premises, as set out in the Lease, the Tenant acknowledges that the Landlord is leasing the Unit 110 Premises and the Unit 330 Premises to the Tenant on an “as is, where is” basis, that the Landlord has no obligation to make or carry out any improvements, alterations or other work to prepare the Unit 110 Premises or the Unit 330 Premises for occupancy by the Tenant and that the Landlord has no obligation to provide any tenant improvement allowance, free rent or other inducement to the Tenant or otherwise with respect to the Term, or Fifth Extended Term, of the Lease provided for in this Agreement, save for those items outlined in Schedule “B” (“Special Provisions”).

8.

Tenant Rights: Section (2)(t), 33, 34 and 35 of the Fourth Modification, outlining new articles of the Lease being Article 33 (First Opportunity to Lease), 34 (Option to Renew) and 35 (Option To Terminate), along with Section 6 of the Eighth Modification, outlining Article 35 of the Lease (Rights of Termination) are hereby deleted in their entirety and of no further force and effect. The Landlord and Tenant hereby confirm the Tenant has no claim, option, right of termination or other surrender right(s) within the Lease, save for those outlined in Special Provisions on the attached Schedule “B”.

9.

For clarity, the Landlord and the Tenant confirm and agree that the Allowance referenced in clause 5 of the Fourth Modification, clause 10 of the Fifth Modification and clause 7 of the Sixth Modification is applicable to any Tenant’s Leasehold Improvements that the Tenant may make to any portion of the Leased Premises, including Units 110 and 330, throughout the current Term, the Fifth Extended Term and any renewals per Section 3 of Schedule B attached herein, subject to the terms and conditions of the Lease.

10.

Parking: The Landlord and Tenant agree, subsequent to the parking allotment outlined in Article 36 of the Lease, as modified by Section 2(t) of the Fourth Modification, and further modified under Section 7 of the Fifth Modification for the Original Premises, the Tenant shall be provided ten (10) additional parking stalls effective upon November 1, 2020 for the Unit 110 Premises, and fifteen (15) additional stalls effective upon January 1, 2021 for the Unit 330 Premises, both free of charge for the remainder of the Fourth Extended Term.

Effective on the commencement of the Fifth Extended Term, being April 1, 2022, the Landlord and Tenant agree Article 36 of the Lease, as modified by Section 2(t) of the Fourth Modification, and further modified under Section 7 of the Fifth Modification shall be deleted and replaced with the following:

“36.0 Parking

36.1 The Tenant shall be provided ninety-five (95) parking stalls free of charge for the balance of the Term, expiring on June 30, 2022. The Tenant may designate underground parking spaces allocated to the Tenant for the use of storage areas or other uses and may fence these off or construct demising walls, subject to the Landlord’s approval (such approval not to be unreasonably withheld), compliance with building codes, and subject to not impeding access to the balance of the parking stalls. The Tenant covenants that all fencing or demised walls for such storage areas shall be removed at the Tenant’s sole cost and expense prior to the Lease expiry and all damages caused by such removal shall be repaired by the Tenant at its sole cost and expense.”

11.	The parties confirm and ratify the terms and conditions contained in the Lease as amended by this Agreement.
12.

This Agreement will, from the date of this Agreement, be read and construed together with the Lease, and this Agreement, as amended hereby, shall continue in full force and effect for the remainder of the Term of the Lease in accordance with the terms thereof and hereof.

13.	This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.
14.

This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

15.	The Landlord acknowledges that it is holding a Security Deposit in the amount of $89,964.00, in accordance with the Lease.
16.	Time is of the essence in this Agreement.

This Agreement shall be open for acceptance until 5:00 p.m. PST on Friday, October 9, 2020 after which time, if not accepted, it will be terminated.  This Agreement may be accepted by signing and returning the duplicate copies hereof by email to [OMITTED]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

REDSTONE ENTERPRISES LTD.
(Landlord)

By:	/s/ Ali Nanji

Name:	Ali Nanji

Title:	President

By:	/s/ Brodie Cain

Name:	Brodie Cain

Title:	Director of Leasing

XENON PHARMACEUTICALS INC.

(Tenant)

By:	/s/ Emmanuelle Vallee
Authorised Signatory for and on behalf of XENON PHARMACEUTICALS INC.
Name:	Emmanuelle Vallee

Title:	VP, Legal Affairs

By:	/s/ Ian Mortimer
Authorised Signatory for and on behalf of XENON PHARMACEUTICALS INC.
Name:	Ian Mortimer

Title:	President & CFO

Schedule “A”

Unit 110 Premises & Unit 330 Premises

1ST FLOOR

CORRIDOR (114)
BF WASHROOM
STAIR #1
ELECTRICAL ROOM
ELEVATOR LOBBY (103)
JAN. ROOM
WOMEN'S WASHROOM
MEN'S WASHROOM
SHOWER ROOM
ELEVATOR
STAIR #2
CORRIDOR (115)
ENTRANCE LOBBY
TENANT 01 (UNIT 120)

3RD FLOOR

IT ROOM
JANITOR ROOM
ELECTRICAL ROOM
ELEVATOR LOBBY
CORRIDOR
CORRIDOR
WOMEN'S WASHROOM
MEN'S WASHROOM
VERT. SHAFT

Schedule “B”

Special Provisions

1.

Landlord’s Work.  The Unit 110 Premises, and Unit 330 Premises will be delivered in an as-is where-is condition save for the following which shall be done by the Landlord at the Landlord’s sole cost and expense, using reasonable commercial efforts and subject to city timeline and permitting process prior to the commencement of the Unit 110 Premises, and Unit 330 Premises, respectively, and completed to all applicable building codes.

Notwithstanding anything contained herein, delays caused by the Tenant shall be to the Tenant’s account and shall not require the Landlord to adjust any dates as they relate to the Fixturing Period, or commencement of the Unit 110 Premises Term, and Unit 330 Premises Term, unless the delay has resulted in the Landlord not being able to complete the Turnkey Improvements on time:

a)	Ensure all mechanical, HVAC, life safety and electrical systems are functional and in good working condition;
b)	Replace any damaged or stained ceiling tiles with new or like new ceiling tiles; and
c)	Repair any damage caused by Landlord’s Work.

2.	Tenant Improvement Allowance

If and so long as the Conditions of Advance set out below are satisfied, the Landlord shall provide, as an inducement to enter into this Agreement, a tenant improvement allowance (the "Tenant Improvement Allowance"), in the following amount and upon the following terms and conditions:

Amount:	$7,500 plus applicable taxes, to be fully utilised by no later than October 31, 2021.
Payment Date:	Within Thirty (30) business days after the date that all of the Conditions of Advance have been completed or satisfied.
Payment Method:	Direct payment to the Tenant or as it further directs.

Conditions of Advance:

1.	This Agreement has been executed and delivered by the Tenant in form acceptable to the Landlord, and the Tenant is not in default thereof.
2.	The Term has commenced and the Tenant has taken occupancy of the Premises in accordance with the Lease.
3.	All necessary permits and approvals for all aspects of the Tenant’s Work have been obtained.
4.	The occupancy permit has been obtained from the Authority having jurisdiction.
5.

The Tenant has provided the Landlord with an invoice for the Tenant Improvement Allowance which includes its current and valid tax registration number(s) and all necessary breakdowns and backup information as required by the Landlord.

6.	The Tenant has completed all the Tenant’s Work in strict accordance with the requirements of the Lease and the plans and specifications approved by the Landlord.
7.	There are no liens, claims or charges outstanding with respect to the Tenant's Work and sufficient evidence thereof is provided to the Landlord.
8.	The Tenant has executed and delivered a statutory declaration of a senior officer as to the actual cost of The Tenant's Work and confirming the payment thereof in full.

The Tenant Improvement Allowance shall be subject to deduction of any amounts then owing by the Tenant to the Landlord. The Landlord shall be entitled to withhold a portion of the amount to be advanced by it in order to comply with the provisions of the Construction Lien Act of the Province in which the Building is situated, or similar legislation or any worker's compensation or occupational health and safety legislation and shall advance such withheld portion to the Tenant when evidence of payment and compliance are presented to the Landlord or at the expiration of the lien period so long as it has received no notice of a claim for lien. If notice of a claim for lien has been received by the Landlord referable to the Tenant's Work prior to payment of the amounts to be paid to the Tenant, the Landlord shall be entitled to withhold payment until such claim for lien has been completely vacated.

The Tenant acknowledges that payment of the Tenant Improvement Allowance is granted pursuant to the Landlord's interest in having a reliable non-defaulting tenant for the whole of the Term. Accordingly, if at any time during the Term an event of default under the Lease shall have occurred and the Landlord exercises any rights or remedies related thereto, or the Tenant repudiates the Lease or vacates or abandons the Premises, the Tenant Improvement Allowance shall be deemed to have been wrongfully obtained by the Tenant and shall be revoked with effect from the commencement date and the full amount of the Tenant Improvement Allowance shall become immediately due and payable as a debt due to the Landlord on the day immediately preceding the occurrence of the event of default or the day immediately preceding the expiration of any cure period and such amounts shall be collectible in the same manner as Rent due under the Lease. For greater certainty, a portion of or whole thereof, of the Tenant Improvement Allowance, cannot be utilised for Tenant’s furniture, fixtures, appliances, cabling and equipment associated with its business, or applied to Rent owing by the Tenant to the Landlord.

3.Unit 110 Fixturing Period.  Provided that the Tenant is not in default under the Lease and has provided to the Landlord a certificate of insurance as required per the Lease, the Tenant shall be entitled to a fixturing period (the “Fixturing Period”) to install its equipment and furnishings and/or to occupy the Unit 110 Premises commencing on October 1, 2020. During the Fixturing Period, no Basic Rent or Additional Rent shall be charged to the Tenant.  Upon completion of the Tenant’s fixturing, the Tenant shall be permitted to occupy the Premises and commence business operations and shall not be responsible for payment of any Basic Rent or Additional Rent, save for utilities, janitorial and garbage removal, until the commencement of the Unit 110 Premises Term, provided the Tenant complies with all the terms and conditions of the Lease.

4.	Option to Extend

So long as:

a)	the Tenant is not and has not been in default under the Lease;
b)	the Lease has not previously been terminated;
c)	no Transfer affecting the Tenant, the Leased Premises or the Lease has occurred; and
d)	the Tenant gives to the Landlord written notice of its intention to extend the Fifth Extended Term of the Lease not less than six (6) months prior to the expiry of the Fifth Extended Term,

The Tenant shall have two (2) options to extend the Fifth Extended Term of the Lease for a five (5) year period (the “Option Term”) exercisable by Tenant on either:

(i)	The entire Lease Premises, consisting of approximately 51,404 square feet of rentable area;
(ii)	The entire first (1st) and entire second (2nd) floor premises, and the IT Room and Unit 200, consisting of approximately 34,488 square feet of rentable area; OR
(iii)

The entire first (1st) floor premises, the entire second (2nd) floor premises, and the then available portion of the third (3rd) floor premises. consisting of not less than 37,225 square feet of total rentable area. Any demising of the third (3rd) floor shall be subject to Landlord’s prior approval, acting reasonably.

The Option Term shall be upon the same terms and conditions as contained in the Lease except as otherwise expressly provided herein and except that there shall be no further right of extension, no rent concessions, no Landlord's work required, no fixturing period and no tenant allowance or any other amount payable by Landlord to Tenant, the rates for any storage space and/or parking spaces used by Tenant shall be the Landlord's then applicable rates and annual Basic Rent shall be equal to the greater of:

a)	the annual Basic Rent payable during the last prior year of the Fifth Extended Term; or
b)

the fair market annual Basic Rent for the Premises as agreed upon by the parties having regard to the finished condition of the Premises at the time of extension and having regard to then applicable basic rental levels for similar premises for a similar term in the Building. The parties shall make all reasonable efforts to reach agreement as to the fair market annual Basic Rent for the extension term not less than three (3) months prior to the commencement of the Fifth Extended Term, and failing such agreement, fair market annual Basic Rent for the Fifth Extended Term shall be determined by a single arbitrator in accordance with the Commercial Arbitration Act (British Columbia).

If the Landlord so elects, the Tenant shall execute the Landlord's then current form of lease amending agreement or lease, as determined by the landlord, to give effect to such extension of the Fifth Extended Term.

5.	Right of First Refusal.

Provided that:

a)	the Tenant is not and has not been in default under the Lease;
b)	the Lease has not previously been terminated;
c)	no Transfer affecting the Tenant, the Leased Premises or the Lease has occurred.

Then the Landlord hereby grants to the Tenant the right, during the remaining Term and Fifth Extended Term or any extension term thereafter, of first refusal (the “Right of First Refusal”) to lease Unit 310 in the Building, consisting of approximately 1,619 square feet of rentable area which is contiguous to the Lease Premises or, with respect to any extension of the Fifth Extended Term, to lease any units on the third (3rd) floor that was not part of a lease extension  (the “Right of First Refusal Space”) that becomes available to be leased to a bona fide third party.

Landlord shall deliver written notice of such to Tenant (the “First Refusal Notice”) describing the space so offered to Tenant and shall set forth Landlord’s proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”), including the proposed term of lease and the proposed rent payable for the First Refusal Space.

If Tenant wishes to exercise its right to lease such space, then within seven (7) days after delivery of the First Refusal Notice to Tenant (the “Election Period”), Tenant shall deliver an unconditional irrevocable notice (the “Election Notice”) to Landlord of Tenant’s exercise of its right with respect to the Right of First Refusal Space, and the Economic Terms shall be as set forth in the First Refusal Notice, whereupon a binding agreement to lease such premises shall exist between Landlord and Tenant. In the event Tenant exercises its rights under this section, then Landlord and Tenant shall enter into Landlord’s then current form of Lease Modification Agreement, as determined by Landlord acting reasonably, to reflect such Agreement.  The Tenant and its solicitors may make reasonable changes to the draft of the Lease Modification Agreement provided by the Landlord, subject to the Landlord’s approval acting reasonably.

If Tenant does not exercise this right to lease the said premises within the time and in the manner provided for above, the said premises may thereafter be leased by Landlord to whom Landlord desires on any terms the Landlord desires and Tenant’s Right of First Refusal shall terminate and this Section 5 of Schedule B shall be null and void and of no further force and effect.